EXHIBIT 99.1

CUSIP No.	865378103	Page	10	of	14

JOINT FILING AGREEMENT
     The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto relating to the securities of SulphCo, Inc., and hereby affirm that this Amendment No. 6 to Schedule 13D is being filed on behalf of each of the undersigned.

Dated: October 13, 2009	By:	/s/ Rudolf W. Gunnerman
Rudolf W. Gunnerman

Dated: October 13, 2009		/s/ Doris M. Gunnerman
Doris M. Gunnerman